EXHIBIT 99


FOR IMMEDIATE RELEASE               FOR MORE INFORMATION CONTACT:
July 28, 2005                       Media: Patricia Cameron 318.388.9674
                                    patricia.cameron@centurytel.com
                                    Investors: Tony Davis 318.388.9525
                                    tony.davis@centurytel.com

CenturyTel Reports Second Quarter Earnings
------------------------------------------

MONROE, La. . . CenturyTel, Inc. (NYSE Symbol: CTL) announces operating results for second quarter 2005.

o Operating revenues increased to $606.4 million from $603.6 million in second quarter 2004.

o Net income rose 2.2% to $85.1 million compared to $83.3 million in second quarter 2004.

o Diluted earnings per share increased 8.5% to $.64 from $.59 in second quarter 2004.

o Free cash flow (as defined in the attached financial schedules) was $113.6 million in second quarter 2005.

o Through the second quarter, the Company had invested $114 million to repurchase 3.5 million shares of common stock under its $200 million share repurchase program.

   SECOND QUARTER HIGHLIGHTS
   (In thousands, except per share          Quarter Ended     Quarter Ended     % Change
     amounts and customer units)               6/30/05            6/30/04
----------------------------------------------------------------------------------------
   Operating Revenues                       $    606,413       $   603,555         0.5%
   Operating Cash Flow (1)                  $    316,334       $   320,662        (1.3)%
   Net Income                               $     85,118       $    83,284         2.2%
   Diluted Earnings Per Share               $        .64       $       .59         8.5%
   Average Diluted Shares Outstanding            135,345           142,968        (5.3)%
   Capital Expenditures                     $    102,011       $    94,269         8.2%
----------------------------------------------------------------------------------------

   Telephone Access Lines                      2,273,279         2,350,505        (3.3)%
   Long Distance Lines                         1,122,343         1,003,328        11.9%
   DSL Connections                               194,847           108,820        79.1%

----------------------------------------------------------------------------------------

(1) Operating Cash Flow is a non-GAAP financial measure. A reconciliation of this item to comparable GAAP measures is included in the attached financial schedules.

     "CenturyTel continued to diversify its revenue mix in the second quarter with solid year over year revenue growth in data and fiber transport services of 11.6% and 18.1%, respectively," Glen F. Post, III, chairman and chief executive officer, said. "Further executing on this strategy, we acquired metropolitan fiber networks in 16 markets expanding the opportunity for our enterprise business and positioning us as a leading fiber transport provider near our existing markets."

     OPERATING REVENUES rose 0.5% to $606.4 million in second quarter 2005 from $603.6 million in second quarter 2004. This increase primarily resulted from revenue generated by data revenue growth from DSL subscribers, growth in our fiber transport business and increased enhanced calling feature penetration. These increases more than offset revenue declines attributable to access line losses and lower access and long distance revenues.

     OPERATING EXPENSES increased 1.7% to $420.5 million from $413.6 million in second quarter 2004 primarily due to growth in our DSL subscriber base and increases in access expense and employee related expenses that were partially offset by lower operating taxes.

     OPERATING CASH FLOW decreased to $316.3 million from $320.7 million. CenturyTel achieved an operating cash flow margin of 52.2% during the quarter versus 53.1% in second quarter 2004.

     "We generated over $113 million of free cash flow and returned more than $60 million to shareholders through share repurchases and cash dividends during the second quarter," Post said.

     NET INCOME increased 2.2% to $85.1 million from $83.3 million in second quarter 2004. The increase was primarily driven by lower interest expense and a $4.6 million pre-tax charge in second quarter 2004 associated with the prepayment of the Company's $100 million Series B Senior Notes. Diluted earnings per share was $.64 for second quarter 2005, an 8.5% increase from the $.59 reported in second quarter 2004, driven by higher net income and the decline in fully diluted shares outstanding as a result of share repurchases since second quarter 2004.

     As of July 27, 2005, the investment banks that sold approximately 12.9 million shares to the Company in late May 2005 under accelerated share repurchase agreements had repurchased approximately 32% of these 12.9 million shares at a weighted average price per share of approximately $33.94.

     The results for second quarter 2005 and second quarter 2004 discussed above reflect results reported in accordance with generally accepted accounting principles (GAAP).

     For the first six months of 2005, operating revenues increased to $1.202 billion from $1.197 billion for the same period in 2004. Operating cash flow was $625.4 million for the first half of 2005 compared to $631.2 million a year ago. Net income, excluding nonrecurring items, was $165.1 million in the first six months of 2005 compared to $166.6 million during the same period in 2004. Diluted earnings per share, excluding nonrecurring items, increased 6.0% to $1.23 during the first half of 2005 compared to $1.16 in the first half of 2004.

     For the first six months of 2005, under generally accepted accounting principles (GAAP), net income was $164.7 compared to $166.6 million for the first six months of 2004. The $164.7 million of net income for the first half of 2005 includes $3.7 million after-tax expense related to CenturyTel's purchase and retirement of approximately $400 million of Series J Notes and $3.3 million net benefit related to the settlement of various income tax audits.

     For the third quarter 2005, CenturyTel expects total revenues of $635 to $650 million and diluted earnings per share of $.65 to $.70. For the full year 2005, diluted earnings per share is expected to be in the range of $2.40 to $2.50, an increase over the $2.25 to $2.35 range previously provided. This increase in 2005 diluted earnings per share guidance is primarily due to the better than anticipated results during second quarter 2005, continuation of our successful cost containment efforts and fewer fully diluted shares outstanding as a result of share repurchases during the second quarter. Third quarter and full year 2005 guidance also include the anticipated results of operations attributable to the metro fiber assets acquired from KMC at the end of the second quarter.

     These outlook figures are presented on a GAAP basis, excluding nonrecurring items and the potential impact of any future mergers, acquisitions, divestitures, share repurchases or other similar business transactions.

     RECONCILIATION TO GAAP. This release includes certain non-GAAP financial measures, including but not limited to operating cash flow, free cash flow and adjustments to GAAP measures to exclude the effect of nonrecurring items. In addition to providing key metrics for management to evaluate the Company's performance, we believe these measurements assist readers in their understanding of period-to-period operating performance and in identifying historical and prospective trends. Reconciliations of non-GAAP financial measures to the most comparable GAAP measures are included in the attached financial statements. Reconciliation of additional non-GAAP financial measures that may be discussed during the earnings call described below will be available in the Investor Relations portion of the Company's Web site at www.centurytel.com. Investors are urged to consider these non-GAAP measures in addition to, and not in substitution for, measures prepared in accordance with GAAP.

     INVESTOR CALL. As previously announced, CenturyTel's management will host a conference call at 10:30 a.m. Central Time today. Interested parties can access the call by dialing 888.423.4863. The call will be accessible for replay through August 3, 2005, by calling 888.266.2081 and entering the access code: 736032. Investors can also listen to CenturyTel's earnings conference call and replay by accessing the Investor Relations portion of the Company's Web site at www.centurytel.com prior to August 18, 2005.

     In addition to historical information, this release includes certain forward-looking statements, estimates and projections that are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of the Company. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: the timing, success and overall effects of competition from a wide variety of competitive providers; the risks inherent in rapid technological change; the effects of ongoing changes in the regulation of the communications industry; the Company's ability to effectively manage its growth, including integrating newly-acquired businesses into the Company's operations and hiring adequate numbers of qualified staff; possible changes in the demand for, or pricing of, the Company's products and services; the Company's ability to successfully introduce new product or service offerings on a timely and cost-effective basis; the Company's ability to collect its receivables from financially troubled communications companies; the Company's ability to successfully negotiate collective bargaining agreements on reasonable terms; other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission; and the effects of more general factors such as changes in interest rates, in accounting policies or practices, in operating, medical or administrative costs, in general market, labor or economic conditions, or in legislation, regulation or public policy. These and other uncertainties related to the Company's business are described in greater detail in the Company's Annual Report on Form 10-K for the year ended December 31, 2004. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The information contained in this release is as of July 28, 2005. The Company undertakes no obligation to update any of its forward-looking statements.

     Included in the S&P 500 Index, CenturyTel (NYSE: CTL) is a leading provider of a full array of communications services primarily to rural areas and small to mid-size cities in 26 states. Visit CenturyTel at www.centurytel.com.

                              * * * * * * * * * *

                                CenturyTel, Inc.
                        CONSOLIDATED STATEMENTS OF INCOME
                    THREE MONTHS ENDED JUNE 30, 2005 AND 2004
                                   (UNAUDITED)


In thousands, except                    Three months ended    Three months ended    Increase
  per share amounts                       June 30, 2005         June 30, 2004      (decrease)
                                        ------------------    ------------------   ----------
OPERATING REVENUES
   Local service                          $    177,265               180,142           (1.6%)
   Network access                              239,404               245,515           (2.5%)
   Long distance                                44,443                45,727           (2.8%)
   Data                                         76,049                68,169           11.6%
   Fiber transport and CLEC                     21,636                18,321           18.1%
   Other                                        47,616                45,681            4.2%
                                           ------------          ------------
                                               606,413               603,555            0.5%
                                           ------------          ------------
OPERATING EXPENSES
   Cost of services and products               194,873               190,226            2.4%
   Selling, general and administrative          95,206                92,667            2.7%
   Depreciation and amortization               130,452               130,751           (0.2%)
                                           ------------          ------------
                                               420,531               413,644            1.7%
                                           ------------          ------------

OPERATING INCOME                               185,882               189,911           (2.1%)

OTHER INCOME (EXPENSE)
   Interest expense                            (49,647)              (53,089)          (6.5%)
   Income from unconsolidated
    cellular entity                                724                 2,126          (65.9%)
   Other income (expense)                        1,220                (3,811)        (132.0%)
   Income tax expense                          (53,061)              (51,853)           2.3%
                                           ------------          ------------
NET INCOME                                $     85,118                83,284            2.2%
                                           ============          ============

BASIC EARNINGS PER SHARE                  $       0.65                  0.60            8.3%
DILUTED EARNINGS PER SHARE                $       0.64                  0.59            8.5%

SHARES OUTSTANDING
   Basic                                       130,299               138,066           (5.6%)
   Diluted                                     135,345               142,968           (5.3%)

DIVIDENDS PER COMMON
 SHARE                                    $       0.06                0.0575            4.3%


                                CenturyTel, Inc.
                        CONSOLIDATED STATEMENTS OF INCOME
                     SIX MONTHS ENDED JUNE 30, 2005 AND 2004
                                   (UNAUDITED)

                                 Six months ended June 30, 2005         Six months ended June 30, 2004
                             -------------------------------------   -------------------------------------
                                                       As adjusted                           As adjusted                 Increase
                                            Less       excluding                    Less      excluding                 (decrease)
                                            non-          non-                      non-        non-        Increase    excluding
 In thousands, except             As      recurring    recurring          As      recurring   recurring    (decrease)  nonrecurring
   per share amounts           reported     items        items         reported     items       items      as reported    items
                             ----------------------   ------------   ----------------------- ------------- ----------- ------------
OPERATING REVENUES
   Local service            $    354,250                  354,250        358,200                  358,200        (1.1%)      (1.1%)
   Network access                469,682                  469,682        486,472                  486,472        (3.5%)      (3.5%)
   Long distance                  91,958                   91,958         90,316                   90,316         1.8%        1.8%
   Data                          148,955                  148,955        133,797                  133,797        11.3%       11.3%
   Fiber transport and CLEC       41,879                   41,879         35,753                   35,753        17.1%       17.1%
   Other                          94,971                   94,971         92,721                   92,721         2.4%        2.4%
                             ------------ ---------   ------------    ---------- ----------- -------------
                               1,201,695         -      1,201,695      1,197,259         -      1,197,259         0.4%        0.4%
                             ------------ ---------   ------------    ---------- ----------- -------------

OPERATING EXPENSES
   Cost of services
    and products                 386,866                  386,866        371,775                  371,775         4.1%        4.1%
   Selling, general
    and administrative           189,460                  189,460        194,273                  194,273        (2.5%)      (2.5%)
   Depreciation and
    amortization                 262,627                  262,627        257,743                  257,743         1.9%        1.9%
                             ------------ ---------   ------------    ---------- ----------- -------------
                                 838,953         -        838,953        823,791         -        823,791         1.8%        1.8%
                             ------------ ---------   ------------    ---------- ----------- -------------

OPERATING INCOME                 362,742         -        362,742        373,468         -        373,468        (2.9%)      (2.9%)

OTHER INCOME (EXPENSE)
   Interest expense             (102,272)   (1,196)(1)   (101,076)      (105,632)                (105,632)       (3.2%)      (4.3%)
   Income from
    unconsolidated
    cellular entity                2,037                    2,037          4,185                    4,185       (51.3%)     (51.3%)
   Other income (expense)          2,755    (1,574)(2)      4,329         (1,507)                  (1,507)     (282.8%)    (387.3%)
   Income tax expense           (100,528)    2,395 (3)   (102,923)      (103,951)                (103,951)       (3.3%)      (1.0%)
                             ------------ ---------   ------------    ---------- ----------- -------------
NET INCOME                  $    164,734      (375)       165,109        166,563         -        166,563        (1.1%)      (0.9%)
                             ============ =========   ============    ========== =========== =============

BASIC EARNINGS PER SHARE    $       1.25                     1.26           1.19                     1.19         5.0%        5.9%
DILUTED EARNINGS PER SHARE  $       1.23                     1.23           1.16                     1.16         6.0%        6.0%

SHARES OUTSTANDING
   Basic                         131,241                  131,241        140,325                  140,325        (6.5%)      (6.5%)
   Diluted                       136,257                  136,257        145,197                  145,197        (6.2%)      (6.2%)

DIVIDENDS PER COMMON
 SHARE                      $       0.12                     0.12          0.115                    0.115         4.3%        4.3%

NONRECURRING ITEMS

(1) - Write-off of unamortized deferred debt costs associated with purchasing and retiring approximately $400 million of Series J notes.
(2) - Includes (i) $4.8 million debt extinguishment charge related to purchasing and retiring approximately $400 million of Series J notes, net of
      (ii) $3.2 million of interest income related to the settlement of various income tax audits.
(3) - Includes (i) $1.1 million net tax benefit of Items (1) and (2) and
      (ii) $1.3 million tax benefit related to the settlement of various income tax audits.

                                CenturyTel, Inc.
                           CONSOLIDATED BALANCE SHEETS
                       JUNE 30, 2005 AND DECEMBER 31, 2004
                                   (UNAUDITED)

                                                   June 30,         Dec. 31,
                                                     2005             2004
                                                 -----------      ----------
                                                        (in thousands)
                     ASSETS
CURRENT ASSETS
   Cash and cash equivalents                    $    100,462         167,215
   Other current assets                              250,895         252,632
                                                 -----------      ----------
       Total current assets                          351,357         419,847
                                                 -----------      ----------

NET PROPERTY, PLANT AND EQUIPMENT
   Property, plant and equipment                   7,633,844       7,431,017
   Accumulated depreciation                       (4,313,990)     (4,089,616)
                                                 -----------      ----------
       Net property, plant and equipment           3,319,854       3,341,401
                                                 -----------      ----------

GOODWILL AND OTHER ASSETS
   Goodwill                                        3,444,198       3,433,864
   Other                                             594,629         601,841
                                                 -----------      ----------
       Total goodwill and other assets             4,038,827       4,035,705
                                                 -----------      ----------

TOTAL ASSETS                                    $  7,710,038       7,796,953
                                                 ===========      ==========

              LIABILITIES AND EQUITY
CURRENT LIABILITIES
   Current maturities of long-term debt         $    144,135         249,617
   Other current liabilities                         457,163         442,001
                                                 -----------      ----------
       Total current liabilities                     601,298         691,618

LONG-TERM DEBT                                     2,709,399       2,762,019
DEFERRED CREDITS AND OTHER LIABILITIES               956,234         933,551
STOCKHOLDERS' EQUITY                               3,443,107       3,409,765
                                                 -----------      ----------

TOTAL LIABILITIES AND EQUITY                    $  7,710,038       7,796,953
                                                 ===========      ==========

                                CenturyTel, Inc.
                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
                                   (UNAUDITED)


                                                     Three months ended   Three months ended
In thousands                                            June 30, 2005        June 30, 2004
                                                     ------------------   ------------------
Operating cash flow and cash flow margin
    Operating income                                   $     185,882              189,911
    Add: Depreciation and amortization                       130,452              130,751
                                                        -------------        -------------
    Operating cash flow                                $     316,334              320,662
                                                        =============        =============

    Revenues                                           $     606,413              603,555
                                                        =============        =============
    Operating income margin (operating
     income divided by revenues)                               30.7%                31.5%
                                                        =============        =============

    Operating cash flow margin (operating
     cash flow divided by revenues)                            52.2%                53.1%
                                                        =============        =============

Free cash flow (prior to debt service
 requirements and dividends)
    Net income                                         $      85,118               83,284
    Add: Depreciation and amortization                       130,452              130,751
    Less: Capital expenditures                              (102,011)             (94,269)
                                                        -------------        -------------
    Free cash flow                                     $     113,559              119,766
                                                        =============        =============

    Free cash flow                                     $     113,559              119,766
    Income from unconsolidated cellular entity                  (724)              (2,126)
    Deferred income taxes                                      3,806               30,365
    Changes in current assets and
     current liabilities                                      (8,669)             (25,425)
    Increase in other noncurrent assets                         (119)              (6,877)
    Increase in other noncurrent liabilities                     145                  405
    Retirement benefits                                        6,513                7,033
    Other, net                                                 5,572                2,508
    Add: Capital expenditures                                102,011               94,269
                                                        -------------        -------------
    Net cash provided by operating activities          $     222,094              219,918
                                                        =============        =============

                                CenturyTel, Inc.
                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
                                   (UNAUDITED)

                                                 Six months ended June 30, 2005               Six months ended June 30, 2004
                                           -----------------------------------------    -----------------------------------------
                                                                        As adjusted                                   As adjusted
                                                             Less        excluding                        Less         excluding
                                                             non-          non-                           non-           non-
                                                 As       recurring      recurring            As        recurring      recurring
In thousands                                  reported       items         items            reported      items          items
                                           -------------------------   -------------    --------------------------   -------------
Operating cash flow and cash
 flow margin
    Operating income                      $     362,742                     362,742           373,468                     373,468
    Add: Depreciation and amortization          262,627                     262,627           257,743                     257,743
                                           ------------- -----------   -------------    -------------- -----------   -------------
    Operating cash flow                   $     625,369                     625,369           631,211                     631,211
                                           ============= ===========   =============    ============== ===========   =============

    Revenues                              $   1,201,695                   1,201,695         1,197,259                   1,197,259
                                           ============= ===========   =============    ============== ===========   =============
    Operating income margin (operating
     income divided by revenues)                  30.2%                       30.2%             31.2%                       31.2%
                                           =============               =============    ==============               =============
    Operating cash flow margin (operating
     cash flow divided by revenues)               52.0%                       52.0%             52.7%                       52.7%
                                           =============               =============    ==============               =============

Free cash flow (prior to debt service
 requirements and dividends)
    Net income                            $     164,734        (375)(1)     165,109           166,563                     166,563
    Add: Depreciation and amortization          262,627                     262,627           257,743                     257,743
    Less: Capital expenditures                 (176,914)                   (176,914)         (156,014)                   (156,014)
                                           ------------- -----------   -------------     ------------- -----------   -------------
    Free cash flow                        $     250,447        (375)        250,822           268,292                     268,292
                                           ============= ===========   =============     ============= ===========   =============

    Free cash flow                        $     250,447                                       268,292
    Income from unconsolidated
     cellular entity                             (2,037)                                       (4,185)
    Deferred income taxes                        25,947                                        57,038
    Changes in current assets and
     current liabilities                         18,954                                        32,270
    Increase in other noncurrent assets          (1,477)                                      (17,909)
    Decrease in other noncurrent
     liabilities                                   (584)                                       (3,544)
    Retirement benefits                          12,517                                        17,863
    Other, net                                   (1,768)                                       (2,481)
    Add: Capital expenditures                   176,914                                       156,014
                                           -------------                                --------------
    Net cash provided by
     operating activities                 $     478,913                                       503,358
                                           =============                                ==============

NONRECURRING ITEMS

(1) - Includes (i) $3.7 million after-tax expense related to purchasing and retiring approximately $400 million of Series J notes, net of (ii) $3.3 million net benefit related to the settlement of various income tax audits.